FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2008 FINANCIAL RESULTS

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     Net Sales up 15%; Operating Income up 11%;
7th Consecutive Year of Double Digit Revenue Growth

ROSELAND, NJ – February 17, 2009 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the fourth quarter and full year ended December 31, 2008. The highlights are as follows:

Full Year 2008 Operating Highlights

  Net sales for 2008 increased 15% to $1,830 million from $1,592 million in 2007.
  Operating income for 2008 increased 11% to $199 million from $179 million in 2007.
  Net earnings for 2008 increased 6% to $111 million, or $2.45 per diluted share, from $104 million, or $2.32 per diluted share, in 2007.
  New orders received in 2008 were $2.2 billion, up 19% compared to 2007. At December 31, 2008, our backlog was $1.7 billion, up 29% from $1.3 billion at December 31, 2007.

Fourth Quarter 2008 Operating Highlights

  Net sales for the fourth quarter of 2008 increased 2% to $508 million from $498 million in the fourth quarter of 2007.
  Operating income for the fourth quarter of 2008 amounted to $61 million, essentially equal to the fourth quarter of 2007.
  Net earnings for the fourth quarter of 2008 decreased 9% to $35 million, or $0.76 per diluted share, from $38 million, or $0.85 per diluted share, in the fourth quarter of 2007.
  New orders received in the fourth quarter of 2008 were $463 million, up 6% compared to the fourth quarter of 2007.

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“We are pleased to report our seventh consecutive year of double digit revenue growth coupled with strong growth in both operating income and net earnings,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our solid earnings performance in 2008 was driven by all three segments, led by our Flow Control and Motion Control segments, which experienced organic operating income growth of 26% and 7%, respectively, over 2007. From a market perspective, our organic sales growth was balanced between commercial and defense markets, which grew 8% and 6%, respectively, excluding the impact of unfavorable foreign currency translation. Our organic growth in the commercial markets was driven by a 48% increase in the power generation market, while our defense markets were led by strong growth in both the ground and aerospace defense markets, which grew 17% and 9%, respectively. This is particularly impressive given the challenges we discussed during our third quarter earnings call, which included the Boeing strike and the continuing program delays on the Boeing 787 and Eclipse programs. Despite these challenges and the further deterioration of economic conditions in the fourth quarter, we were able to meet our revised full year sales, diluted earnings per share, and free cash flow guidance. Our $1.7 billion of backlog is a clear indication of the continuing success of our products and programs and provides momentum heading into 2009.”

Sales

Sales in the fourth quarter of 2008 increased 2% as compared to the prior year period. Our base businesses were essentially flat with the comparable prior year period, while incremental sales, primarily from our 2008 acquisitions, contributed $12 million in the quarter. In our base businesses, higher sales to the power generation market were mostly offset by declines in the oil and gas, commercial aerospace, and the general industrial markets primarily related to the automotive industry, as compared to the prior year period. In addition, foreign currency translation negatively impacted fourth quarter sales by $13 million, compared to the prior year period.

Sales growth of 15% for the full year 2008 was driven by solid organic growth of 6% and incremental sales of $140 million from our 2007 and 2008 acquisitions, net of the 2008 divestiture of our commercial aerospace repair and overhaul facility. Our full year 2008 organic growth was the result of increases across all three segments led by our Flow Control segment, which grew organically by 9%, followed by our Motion Control and Metal Treatment segments, which experienced organic increases of 4% and 3%, respectively.

Operating Income

Operating income in the fourth quarter of 2008 was essentially flat with the fourth quarter of 2007. Our base businesses increased 1% in the fourth quarter of 2008 as strong organic growth in our Flow Control and Motion Control segments of 12% and 11%, respectively, were mostly offset by a decline in our Metal Treatment segment of 13%, as compared to the prior year period. The organic growth at our Flow Control segment was due to higher volumes and improved profitability on long-term contracts while our Motion Control segment benefited from favorable foreign currency translation, partially offset by lower volumes due to the Boeing strike and delays on the Boeing 787 and Eclipse programs. Our Metal Treatment segment had lower organic operating income due to unfavorable foreign currency translation. Our 2008 incremental operating income, primarily from the 2008 acquisitions, had minimal impact in the fourth quarter of 2008. In addition, foreign currency translation favorably impacted our results by $4 million or 150 basis points in the fourth quarter of 2008.

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Our segment operating margin improved 40 basis points in the fourth quarter of 2008, as compared to the prior year period. In the fourth quarter of 2008, our base businesses generated operating margin of 12.5% as compared to 12.2% in the prior year period.

For the full year 2008, operating income increased 11%, as compared to the prior year period. Overall organic operating income increased 9% driven primarily by our Flow Control segment, which experienced strong organic growth of 26% while our Motion Control and Metal Treatment segments experienced growth of 7% and 2%, respectively. In addition, our 2008 results benefited from $3 million of incremental operating income from our 2007 and 2008 acquisitions, net of the 2008 divestiture of our commercial aerospace repair and overhaul facility.

Our segment operating margin for the full year 2008 was flat as compared to the prior year period. Intangible asset amortization increased $8 million for the full year 2008 as compared to the prior year, mainly as a result of our 2007 and 2008 acquisitions. For the full year of 2008, our base businesses generated an operating margin of 11.6% as compared to 11.3% in the prior year period.

Non-segment operating expense increased during the fourth quarter and full year 2008, compared to the prior year periods primarily due to higher pension, medical, and legal costs, as well as higher foreign exchange losses, due primarily to a forward exchange transaction associated with the acquisition of VMetro.

Net Earnings

Net earnings for the fourth quarter of 2008 declined 9% from the comparable prior year period mainly due to a higher effective tax rate. Our higher effective tax rate of 35.0% in the fourth quarter of 2008, as compared to the prior year period of 28.4%, was due to tax benefits that were realized in the fourth quarter of 2007 resulting from tax law changes in Canada, the United Kingdom, and Germany.

Net earnings for the full year 2008 increased 6% over the comparable prior year period. This improvement was achieved by solid operating income growth, partially offset by higher interest expense and a higher effective tax rate in 2008 compared to 2007.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was $72 million and $76 million for the fourth quarter and full year 2008, respectively, as compared to $74 million and $85 million for the fourth quarter and full year 2007, respectively. Net cash provided by operating activities in the fourth quarter and full year increased $12 million and $41 million, respectively, primarily as a result of improvements in working capital, specifically accounts receivable. Capital expenditures were $33 million and $104 million for the fourth quarter and full year 2008, an increase of $14 million and $49 million, respectively, as compared to the prior year periods. The majority of the increase was due to the facility expansion at Cheswick, PA for our AP1000 nuclear power program.

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Segment Performance

Flow Control – Sales for the fourth quarter of 2008 were $274 million, up 8% over the comparable prior year period due to strong organic growth. The organic sales increase was led by higher sales to the power generation market, driven by revenues for our AP1000 reactor coolant pumps for new power plants in China and the U.S. This increase was partially offset by a decline in our oil and gas market, which resulted from delays in new order placement for our coker systems and cat cracking units due to tightening credit markets and reduced demand for petroleum products in general. In addition, sales of this segment were negatively affected by foreign currency translation of $2 million in the fourth quarter of 2008, as compared to the prior year period.

Operating income for this segment increased 12% for the fourth quarter of 2008 as compared to the prior year period, all of which was organic. Organic operating margin improved to 14.2% for the fourth quarter of 2008, an increase of 60 basis points over the fourth quarter of 2007. The increase in organic operating income and operating margin was largely due to higher sales volumes as noted above, improved profitability on several long-term contracts, and reduced development costs primarily related to the AP1000 design. In addition, operating income of this segment was favorably affected by foreign currency translation of $1 million in the fourth quarter of 2008, as compared to the prior year period.

Motion Control – Sales for the fourth quarter of 2008 were $173 million, a decrease of 3%, as compared to the prior year period. Excluding the impact of the divestiture of our commercial aerospace overhaul and repair business earlier this year and the unfavorable effect of foreign currency translation of $6 million in the fourth quarter of 2008, sales increased 2%. This increase was due primarily to incremental sales from our 2008 acquisitions amounting to $16 million, partially offset by lower organic sales to our commercial aerospace market as a result of the Boeing strike and significant delays on the Boeing 787 and Eclipse programs.

Operating income for this segment increased 4% in the fourth quarter of 2008, as compared to the prior year period, driven by organic operating income growth of 11%, offset partially by incremental operating income of negative $1 million. Organic operating income and margin benefited from favorable foreign currency translation which increased operating income by $5 million in the fourth quarter of 2008, as compared to the prior year period. Excluding the favorable impact of foreign exchange translation, organic operating income and operating margin were lower as a result of the lower organic sales volumes noted above, higher bad debt expense due to the Eclipse bankruptcy, and increased costs associated with the cancellation of a contract.

Metal Treatment – Sales for the fourth quarter of 2008 were $61 million, a decrease of 6% as compared to the prior year period. Excluding the impact of the unfavorable effect of foreign currency translation of $5 million in the fourth quarter of 2008, sales increased 1%. The largest increase was in the commercial aerospace market driven by our shot peening and coatings services, partially offset by a decline in the general industrial market, primarily related to the automotive industry, due to lower sales in our North American shot peening business.

Operating income decreased 13% for the fourth quarter of 2008, as compared to the prior year period, primarily due to the unfavorable effect of foreign currency translation of $2 million. Excluding this impact, operating income and operating margin would have been flat with the comparable prior year period.

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Full Year 2009 Guidance

The Company is providing its full year 2009 financial guidance as follows:

•	Total Sales	$1.890 - $1.930 billion
•	Operating Income	$210 - $217 million
•	Diluted Earnings Per Share	$2.48 - $2.58
•	Effective Tax Rate	36.0%
•	Diluted Shares Outstanding	46.2 million
•	Free Cash Flow	$80 - $90 million

Free cash flow is defined as cash flow from operations less capital expenditures and includes approximately $15 million for the final phase of our EMD facility expansion in Cheswick, PA.

Mr. Benante concluded, “In 2008, we successfully executed our strategy, generating long-term shareholder value as a result of our strong, profitable growth and balanced capital deployment. We experienced double digit growth in both sales and operating income and have made strategic acquisitions that we expect to provide growth in 2009 and beyond. Despite challenging global market conditions, we anticipate another year of growth in 2009 based upon our solid backlog, our key positions on long-term defense programs and the continuing demand for our advanced technologies, which provide significant life cycle benefits for our customers. The beginning of the year will be particularly challenging as our customers are resetting inventory levels which will shift new orders and existing backlog to later in the year. Our commercial power generation market remains strong and is still in the early stages of a renaissance. Since 2000, the beginning of the last economic downturn, we have continued to demonstrate our ability to produce organic growth while successfully reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification while delivering superior value to our shareholders.”

Curtiss-Wright Corporation, Page 6

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The Company will host a conference call to discuss the 2008 results and 2009 guidance at 10:00 A.M. EDT Wednesday February 18, 2009. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		Change	December 31,		Change
	2008	2007	%	2008	2007	%

Net sales	$507,598	$497,671	2.0%	$1,830,140	$1,592,124	14.9%
Cost of sales	332,393	333,277	(0.3%)	1,211,441	1,068,500	13.4%
Gross profit	175,205	164,394	6.6%	618,699	523,624	18.2%

Research & development expenses	12,807	12,448	2.9%	49,615	47,929	3.5%
Selling expenses	27,287	25,737	6.0%	107,308	92,129	16.5%
General and administrative expenses	74,518	65,064	14.5%	262,594	204,382	28.5%

Operating income	60,593	61,145	(0.9%)	199,182	179,184	11.2%

Other income, net	516	788	(34.5%)	1,585	2,369	(33.1%)
Interest expense	(7,675)	(8,466)	(9.3%)	(29,045)	(27,382)	6.1%

Earnings before income taxes	53,434	53,467	(0.1%)	171,722	154,171	11.4%
Provision for income taxes	18,723	15,208	23.1%	60,632	49,843	21.6%

Net earnings	$34,711	$38,259	(9.3%)	$111,090	$104,328	6.5%

Basic earnings per share	$0.77	$0.86		$2.48	$2.35
Diluted earnings per share	$0.76	$0.85		$2.45	$2.32

Dividends per share	$0.08	$0.08		$0.32	$0.28

Weighted average shares outstanding:
Basic	44,861	44,470		44,716	44,313
Diluted	45,403	45,219		45,374	44,979

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	December 31,	December 31,	Change
	2008	2007	$	%
Assets
Current Assets:
Cash and cash equivalents	$60,705	$66,520	$(5,815)	(8.7%)
Receivables, net	395,659	392,918	2,741	0.7%
Inventories, net	284,137	241,728	42,409	17.5%
Deferred income taxes	36,391	30,208	6,183	20.5%
Other current assets	26,833	26,807	26	0.1%
Total current assets	803,725	758,181	45,544	6.0%
Property, plant, & equipment, net	364,032	329,657	34,375	10.4%
Prepaid pension costs	-	73,947	(73,947)	(100.0%)
Goodwill, net	608,898	570,419	38,479	6.7%
Other intangible assets, net	234,596	240,842	(6,246)	(2.6%)
Deferred income taxes	23,128	-	23,128	100.0%
Other assets	9,357	12,514	(3,157)	(25.2%)
Total Assets	$2,043,736	$1,985,560	$58,176	2.9%

Liabilities
Current Liabilities:
Short-term debt	$3,249	$923	$2,326	252.0%
Accounts payable	140,954	137,401	3,553	2.6%
Accrued expenses	103,973	103,207	766	0.7%
Income taxes payable	8,213	13,260	(5,047)	(38.1%)
Deferred revenue	138,753	105,421	33,332	31.6%
Other current liabilities	56,542	38,403	18,139	47.2%
Total current liabilities	451,684	398,615	53,069	13.3%
Long-term debt	513,460	510,981	2,479	0.5%
Deferred income taxes	26,850	62,416	(35,566)	(57.0%)
Accrued pension & other postretirement benefit costs	125,762	39,501	86,261	218.4%
Long-term portion of environmental reserves	20,377	20,856	(479)	(2.3%)
Other liabilities	37,135	38,406	(1,271)	(3.3%)
Total Liabilities	1,175,268	1,070,775	104,493	9.8%

Stockholders' Equity
Common stock, $1 par value	47,903	47,715	188	0.4%
Additional paid in capital	94,500	79,550	14,950	18.8%
Retained earnings	901,628	807,413	94,215	11.7%
Accumulated other comprehensive income	(72,545)	93,327	(165,872)	(177.7%)
	971,486	1,028,005	(56,519)	(5.5%)
Less: cost of treasury stock	103,018	113,220	(10,202)	(9.0%)

Total Stockholders' Equity	868,468	914,785	(46,317)	(5.1%)

Total Liabilities and Stockholders' Equity	$2,043,736	$1,985,560	$58,176	2.9%

Curtiss-Wright Corporation, Page 9

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Change			Change
	2008	2007	%	2008	2007	%
Sales:
Flow Control	$274,197	$254,551	7.7%	$928,052	$746,253	24.4%
Motion Control	172,707	178,302	(3.1%)	638,068	591,032	8.0%
Metal Treatment	60,694	64,818	(6.4%)	264,020	254,839	3.6%

Total Sales	$507,598	$497,671	2.0%	$1,830,140	$1,592,124	14.9%

Operating Income:
Flow Control	$38,807	$34,718	11.8%	$97,214	$73,476	32.3%
Motion Control	22,096	21,211	4.2%	68,159	64,837	5.1%
Metal Treatment	10,706	12,326	(13.1%)	52,142	50,880	2.5%

Total Segments	71,609	68,255	4.9%	$217,515	189,193	15.0%
Corporate & Other	(11,016)	(7,110)	54.9%	(18,333)	(10,009)	83.2%

Total Operating Income	$60,593	$61,145	(0.9%)	$199,182	$179,184	11.2%

Operating Margins:
Flow Control	14.2%	13.6%		10.5%	9.8%
Motion Control	12.8%	11.9%		10.7%	11.0%
Metal Treatment	17.6%	19.0%		19.7%	20.0%
Total Curtiss-Wright	11.9%	12.3%		10.9%	11.3%

Segment Margins	14.1%	13.7%		11.9%	11.9%

Curtiss-Wright Corporation, Page 10

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Cash Provided by	$105,039	$92,943	$179,814	$139,136
Operating Activities
Capital Expenditures	(33,146)	(18,937)	(103,657)	(54,433)
Free Cash Flow (1)	$71,893	$74,006	$76,157	$84,703
Cash Conversion (1)	207%	193%	69%	81%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Curtiss-Wright Corporation, Page 11

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 8,000 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com